Exhibit 10.10

Marketing and Consulting Agreement

This Marketing and Consulting Agreement (“Agreement”) is entered into this 5th day of July, 2012, by and among Burzynski Research Institute, Inc., a Delaware corporation (including its successors or permitted assigns, “BRI”), a Delaware corporation,  Worldwide Medical Consultants, Inc., a Delaware corporation (“Consultant”), and CARIGEN, LTD, a Cayman Island company (including its successors or permitted assigns, “SRB”).

Whereas, SRB and its affiliates have rights to certain know-how and intellectual property in Asia (“SRB IP”) related to the treatment of cancer and other health related diseases; and

Whereas, SRB and its affiliates would like to license its SRB IP to third parties with respect to the construction, development, set-up,  operation and maintenance of cancer or health related centers (the “SRB Centers”) in Bahrain, Dubai, South Korea, Indonesia, Malaysia, Qatar, Singapore and Thailand (the “Covered Territories”); and

Whereas, Consultant has substantial contacts, knowledge and experience in educating medical and health professionals and the public in the Covered Territories; and

Whereas, Consultant desires and is willing to assist SRB in (i) locating and developing SRB Centers in the Covered Territories and (ii) licensing the SRB IP to third parties in the Covered Territories; and

Whereas, SRB desires to engage Consultant for its services in accordance with the terms and conditions of this Agreement; and

Whereas, in consideration for a portion of the fees received by Consultant under this Agreement from SRB, BRI agrees to grant Consultant certain warrants in accordance with the terms and conditions of this Agreement.

Now, therefore, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                                      ENGAGEMENT OF SERVICES.

1.1                                 Services to be Performed.  Subject to the terms of this Agreement, Consultant will, to the best of the Consultant’s ability, render the services to SRB as set forth on Exhibit A in the Covered Territories (collectively, the “Services”).

1.2                                 Standard of Performance.  Consultant agrees to utilize the Consultant’s expertise, contacts and creative talents in the performance of the Services. Consultant may not subcontract or otherwise delegate its obligations under this Agreement, without SRB’s prior written consent.  Consultant agrees to render the Services (i) diligently, (ii) in a thorough and workmanlike manner, (iii) in a manner that is in full compliance with this Agreement, (iv) in a manner that meets or exceeds the highest recognized standards of good practice in the industry utilized by reputable firms which specialize in providing services similar to the services to be performed by Consultant hereunder, and (v) in a manner that is reasonably satisfactory to SRB in SRB’s sole discretion (it being understood, however, that this Agreement does not guarantee that a Transaction (as hereinafter defined) will be consummated).  Consultant shall exercise for SRB’s benefit its best knowledge and skill in planning and perform all the services for the purpose of accomplishing the Services in the most efficient, timely and economical manner.  Consultant shall prepare periodic (not more than quarterly) written and verbal reports concerning Consultant’s activities and recommendations as SRB requests.  Upon request of

SRB from time to time, Consultant’s personnel and representatives shall be available for meetings with SRB personnel.  Consultant shall promptly inform SRB of all information relating to or potentially useful to SRB, which Consultant receives or becomes aware of from time to time during the Term (as defined below).

1.3                                 Other Services.  SRB acknowledges and agrees that, subject to Consultant’s obligations hereunder, Consultant shall have the right to engage in research and development and consulting activities for itself and others during the term of this Agreement; provided however that (i) the performance of such services does not violate this Agreement and (ii) without the prior written consent of SRB, Consultant shall not engage in similar consulting activities for itself or for others which relate to businesses, products or technology that are or may reasonably be likely to be competitive with the business, products or technology of SRB or BRI in the Covered Territories.

1.4                                 Expenses; Employment of Assistants.  Consultant will assume and pay all expenses incurred by Consultant in performing the Services contemplated in this Agreement, except with respect to expenses related to the direct negotiation of any license agreement (which shall be the responsibility of SRB). If it is reasonably necessary for Consultant to have the aid of assistants or the services of other persons, companies or firms in order to properly perform the Services, Consultant may from time to time, employ, engage or retain such assistants, at Consultant’s sole expense after receiving written approval from SRB.  Any such assistants retained by Consultant under this Section 1.4 shall execute and deliver non-disclosure agreements covering SRB’s Proprietary Information (as defined in Section 4.1 below) and any Third Party Information (as defined in Section 4.2 below).  Consultant shall bear sole responsibility for any health or disability insurance, retirement benefits, or other welfare or pension benefits, if any, to which such personnel may be entitled.  Consultant agrees to defend, indemnify and hold harmless SRB and BRI, from any claims, liabilities, or expenses relating to such compensation, tax, insurance or benefit matters.

1.5                                 Compliance with Laws. Consultant shall comply with all applicable laws in connection with the performance of the Services under this Agreement. Neither Consultant nor its employees, agents or representatives have made, offered, or authorized and will not make, offer or authorize any payment, gift, promise or other advantage, in connection with the matters which are the subject to this Agreement, whether directly or indirectly through any other person or entity, to or for the use or benefit of any public official (i.e., any person holding a legislative, administrative or judicial office, including any person employed by or acting on behalf of a public agency, a public enterprise or a public international organization) or any political party or political party official or candidate for office, where such payment, gift or promise would violate: (a) the applicable Laws of such country; (b) the laws of the country of formation of Consultant or such Consultant’s ultimate parent company or shareholder (or its principal place of business), or (c) the U.S. Foreign Corrupt Practices Act.

2.                                      COMPENSATION.

2.1                                 Percentage of Upfront License Fee. In consideration for the Services to be provided by Consultant to SRB in the Covered Territories, if Consultant introduces a transaction involving a licensing arrangement with SRB in the Covered Territories (a “Transaction”), and such Transaction is consummated by SRB during the Term, SRB shall pay to Consultant a consulting fee (the “Consulting Fee”) equal to five percent of the aggregate fees actually received by SRB under each license agreement for each Transaction closed during the Term.  The Consulting Fee shall include any milestones, royalties, or any other fees received by SRB under the license agreement.  In order to be entitled to the Consulting Fee, the Consultant must identify in writing the specific parties involved in the potential Transaction in advance to SRB.  If SRB is interested in pursuing the potential Transaction, SRB will confirm in writing, prior to the beginning of each potential Transaction (the “Approved Target List”), that Consultant is entitled to the Consulting Fee under this Agreement upon the closing of the Transaction.  SRB may withhold state or federal income taxes or social security taxes from the Consulting Fee payable to Consultant to the extent required by applicable law.

Upon the written request of Consultant or BRI to SRB and not more than once in each calendar year, SRB shall permit an independent certified public accounting firm of nationally recognized standing mutually acceptable by all parties, to have access during normal business hours to the records of SRB as may be reasonably necessary to verify the accuracy of the Consulting Fee for any year ending not more than twelve (12) months prior to the date of such request.  If such accounting firm concludes that additional Consulting Fee were owed during such period, SRB shall pay the additional Consulting Fee within sixty (60) days of the date either Consultant or BRI delivers to SRB such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be shared equally between Consultant and SRB.

Subject to Section 4, the parties hereto acknowledge (i) that Consultant has sole and exclusive ownership of any and all business contacts, information and other proprietary information that Consultant developed prior to the date hereof and intends to use in connection with the performance of the Services and (ii) that the performance of the Services does not in any manner constitute a license or conveyance of such proprietary information to BRI or SRB.  Prior to SRB entering into business activities (which is not covered as a Transaction under the scope of this Agreement) with persons or entities referred to by Consultant on the Approved Target List during the Term of this Agreement within the Covered Territories, such business activities will only be consummated by SRB with (a) Consultant’s consent which consent shall not be unreasonably withheld and (b) the entry into a separate agreement reflecting Consultant’s compensation from SRB and payment to BRI from Consultant in connection with such business activities which economic terms shall be consistent with the economic terms and conditions of the Consulting Fee and the BRI Payment described herein.

2.2                                 Grant of Stock Warrants. The parties hereto acknowledge that BRI will be (i) an indirect beneficiary of the Services provided by Consultant to SRB under this Agreement and (ii) a direct beneficiary of the BRI Payment (described below) as a result of the consummation of a Transaction in the Covered Territories.  The parties hereto also acknowledge that Consultant will be expending significant cost and time in connection with the Services.  BRI agrees to grant to Consultant warrants (the “Warrants”) to acquire an aggregate of 2,000,000 shares of Common Stock of BRI (the “Common Stock”) which Warrants shall be granted and vest as follows:

(a)                                  BRI hereby grants to Consultant Warrants to acquire one million shares of Common Stock exercisable at $.10 per share with a ten year exercise period after the effective date of this Agreement, in the form attached hereto as Exhibit B.  Such Warrants shall vest immediately upon the execution of this Agreement.

(b)                                 If SRB closes a Transaction as a result of the Services provided by Consultant, then BRI shall grant Consultant Warrants to acquire another one million shares of Common Stock exercisable at $.10 per share with a ten year exercise period.  Such Warrants shall be granted after the closing of the first Transaction and the payment to BRI of the BRI Payment with respect to such Transaction (described below).  The terms and conditions of such Warrants shall be in the form substantially similar to the form attached hereto as Exhibit B.

Any taxes related to the grant or exercise of the Warrants shall be the responsibility of Consultant.

2.3                                 BRI Payment. In consideration of the Warrants granted to Consultant by BRI under Section 2.2 above, Consultant shall pay to BRI an amount equal to ten (10) percent of the Consulting Fee actually received by Consultant from SRB under each license agreement for each Transaction closed during the Term, net of any pro rata portion of fees or expenses incurred and documented by Consultant; provided, however, that the aggregate amount of such fees or expenses for each Transaction shall not exceed $5,000 (the “BRI Payment”).  The BRI Payment shall be due within fifteen days after receipt by Consultant of the Consulting Fee.

3.                                      Non-exclusivity; INDEPENDENT CONTRACTOR RELATIONSHIP.

3.1                                 Non-Exclusivity. Consultant shall provide, on a non-exclusive basis, the Services contemplated under this Agreement; provided, however, that the parties will work exclusively with respect to the Approved Target List in the Covered Territories during the Term (defined below) of this Agreement.  SRB shall not be precluded during the Term of this Agreement from engaging in any other personal, business or investment activities in the Covered Territories, including from time to time engaging other consultants or third parties with respect to similar services that are being provided by Consultant under this Agreement.

3.2                                 Independent Contractor. Consultant’s relationship with SRB will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship.  Consultant is not the agent of SRB or BRI and is not authorized to make any representation, contract, or commitment on behalf of SRB or BRI.  Consultant shall not be, nor represent itself as being, an agent of SRB or BRI, and shall not be, nor represent itself as being, authorized to bind SRB or BRI. Consultant will not be entitled to any of the benefits which SRB or BRI may make available to their employees, such as group insurance, profit-sharing or retirement benefits.  Consultant will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Consultant’s performance of services and receipt of fees under this Agreement.  SRB will regularly report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service as required by law.  Consultant agrees to accept exclusive liability for complying with all applicable state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on fees paid to Consultant, its agents or employees under this Agreement.  Consultant hereby agrees to indemnify and defend SRB and BRI against any and all such taxes or contributions, including penalties and interest.

4.                                      TRADE SECRETS - INTELLECTUAL PROPERTY RIGHTS.

4.1                                 Proprietary Information.  Consultant agrees during the term of this Agreement and thereafter to take all steps necessary to hold SRB’s Proprietary Information in trust and confidence, will not use Proprietary Information in any manner or for any purpose not expressly set forth in this Agreement, and will not disclose any such Proprietary Information to any third party without first obtaining SRB’s express written consent on a case-by-case basis.  By way of illustration but not limitation “Proprietary Information” includes (a) any reports or deliverables required to be prepared or delivered by Consultant under this Agreement; (b) inventions, mask works, ideas, processes, formulae, source and object codes, data and results, programs, other works of authorship, know-how, improvements, discoveries, development plans, designs and techniques and any other information however documented that is a trade secret within the meaning of the trade secret laws of the state of Texas or the United States of America (hereinafter collectively referred to as “Inventions”); and (c) any and all information and data of a confidential nature, disclosed either in written or oral form, whether owned by SRB, an affiliate of SRB or a third party obtained through a confidential arrangement, including, without limitation, (i) proprietary and technical plans, business and process information, computer software and database information, technologies, systems, structures, architectures, discoveries, concepts, methods, specifications, drawings, graphs, sketches, photos, diagrams, samples, data, and all record bearing media containing or disclosing such information and techniques; (ii) past, current, and planned products and research and development techniques and any record bearing media containing or disclosing such information; (iii) financial or organizational information concerning SRB, including, without limitation, marketing, sales, operating, performance, cost and business plans, pricing sheets, market studies, historical and projected financial information, budgets, the identities and information concerning personnel and potential personnel of SRB, compensation, training techniques and materials, identities or information concerning investors and potential investors, customer and potential customer lists and (iv) information concerning the existence of this Agreement, the terms set forth herein or the progress of the discussions between the parties hereto with regard to the scope of work and subject matter hereof.  Notwithstanding the other provisions of this Agreement, nothing received by Consultant will be considered to be Proprietary Information of SRB if (1) it has been published or is otherwise readily available to the public other than by a breach of this Agreement; (2) it has been rightfully received by Consultant from a third party without confidential limitations; (3) it has been independently developed for Consultant by personnel or agents having no access to SRB Proprietary Information; or (4) it was known to Consultant prior to its first receipt from SRB.

4.2                                 Third Party Information.  Consultant understands that SRB has received and will in the future receive from third parties confidential or Proprietary Information (“Third Party Information”) subject to a duty on SRB’s part to maintain the confidentiality of such information and use it only for certain limited purposes.  Consultant agrees to hold Third Party Information in confidence and not to disclose to anyone (other than SRB personnel who need to know such information in connection with their work for SRB) or to use, except in connection with Consultant’s work for SRB, Third Party Information unless expressly authorized in writing by an officer of SRB.

4.3                                 Disclosure of Work Product.  As used in this Agreement, the term “Work Product” means any Invention, whether or not patentable, and all related know-how, designs, mask works, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artwork, software or other copyrightable or patentable works.  Consultant agrees to disclose promptly in writing to SRB, or any person designated by SRB, all Work Product which is solely or jointly conceived, made, reduced to practice, or learned by Consultant in the course of any work performed for SRB (“Company Work Product”).  Notwithstanding the foregoing, at no time shall any Company Work Product be deemed to include any contacts, information or processes developed by Consultant prior to engagement under this Agreement. SRB shall solely own the Company Work Product at all times.

4.4                                 Assignment of Company Work Product.  Consultant assigns and conveys to SRB, at no cost to SRB, Consultant’s interest worldwide in and to Company Work Product and all applicable intellectual property rights related to Company Work Product, including without limitation, copyrights, trademarks, trade secrets, patents, moral rights, contract and licensing rights (the “Proprietary Rights”). Consultant hereby agrees to make full written disclosure to SRB and hold in trust for the sole right and benefit of SRB, and hereby assigns to SRB or its designee all of Consultant’s right, title and interest in and to any and all designs, trademarks, discoveries, formulae, processes, manufacturing techniques, ideas or copyrightable works, inventions, original works of authorship, developments, concepts, improvements or trade secrets, including all rights to obtain, register, perfect and enforce these proprietary interests, whether or not patentable or registrable under copyright or similar laws, which Consultant may solely or jointly conceive or develop to reduce to practice, or cause to be conceived or developed or reduced to practice, during the Term which relate to any of the Services to be performed by Consultant hereunder.  Consultant acknowledges and agrees that all original works of authorship which are made by Consultant (solely or jointly with others) within the scope of Consultant’s duties hereunder and during the Term and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.  Notwithstanding the foregoing and for the avoidance of doubt, the parties hereto acknowledge that it is not contemplated that Consultant will develop Proprietary Rights in favor of either BRI or SRB in connection with this Agreement.

5.                                      REPRESENTATIONS AND WARRANTIES.

5.1                                 Consultant hereby represents and warrants to SRB that:

(a) Company Work Product will be an original work of Consultant and any third parties will have executed assignment of rights reasonably acceptable to SRB; (b) neither Company Work Product nor any element thereof will infringe the Proprietary Rights of any third party; (c) neither Company Work Product nor any element thereof will be subject to any restrictions or to any mortgages, liens, pledges, security interests, encumbrances or encroachments; (d) Consultant will not grant, directly or indirectly, any rights or interest whatsoever in Company Work Product to third parties; (e) any Work Product relating to SRB’s business, technology or products that Consultant has made, conceived or reduced to writing or practice, at the time of signing of this Agreement (“Prior Work Product”) has been described in writing to SRB; (f) the execution and delivery of this Agreement does not contravene the provisions of any agreement, written or oral, involving Consultant; and (g) Consultant has full right and power to enter into this Agreement and complete the transactions contemplated by such Agreement at all times and without the consent of any third party.

5.2                                 Consultant hereby represents and warrants to BRI as of the date hereof and upon exercise of its Warrants that:

(a)                                  Consultant has sufficient knowledge and experience in investing in companies similar to BRI in terms of BRI’s stage of development and the nature of BRI’s proposed business so as to be able to evaluate the risks and merits of its investment in BRI and of making an informed investment decision.

(b)                                 Consultant is able to bear the economic risk of investment in BRI in that Consultant has adequate means of providing for current financial needs and possible contingencies exclusive of his investment in BRI.

(c)                                  Consultant has received or had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Common Stock of BRI to be acquired in connection with the Warrants by Consultant under this Agreement, and has carefully reviewed such information furnished to it, and it understands the risk of, and other considerations relating to, an investment in BRI.

(d)                                 Common Stock of BRI to be acquired pursuant to the Warrants granted by BRI to Consultant are being acquired for his own account for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended, and that no other person has any interest in such Common Stock when acquired by Consultant or in the rights of the Warrants hereunder.

(e)                                  Consultant understands that (i) an investment in BRI is speculative; (ii) the Common Stock to be acquired by Consultant pursuant to the Warrants have not been registered under the Securities Act of 1933, as amended, or under any state securities law, in reliance upon certain exemptions from registration; (iii) such Common Stock when acquired by Consultant must be held indefinitely, unless a subsequent sale thereof is registered under the Securities Act of 1933, as amended, or is exempt from such registration; (iv) BRI does not intend to file a registration statement covering any such sale; (v) no governmental authority has made any finding or determination relating to the fairness of an investment in BRI or has otherwise endorsed the investment; (vi) Consultant’s investment in BRI may be illiquid; (vii) Consultant may have to bear the risk of investment in BRI for an indefinite period; and (viii) all certificates and other documents, if any, evidencing the Common Stock will contain the legend describing that such Common Stock has not been registered and may not be transferred without an exemption under the Securities Act of 1933, as amended.

(f)                                    Consultant is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended.

(g)                                 Consultant acknowledges that it has solely relied on his personal advisors concerning the federal income tax consequences arising from an investment in BRI or the exercise of the Warrants.

(h)                                 Consultant has made his own independent analysis and judgment of the potential of the Common Stock of BRI.

(i)                                     Consultant understands that BRI is relying upon the representations and warranties herein in granting the Warrants to Consultant without registration under the securities laws.

(j)                                     Consultant agrees to indemnify BRI against all liability, costs, and expenses arising as a result of a violation by Consultant of the representations and warranties made in this Section 5.2, or of any securities laws applicable to BRI.

5.3                                 SRB and BRI hereby represents and warrants to Consultant that the execution and delivery of this Agreement does not contravene the provisions of any agreement, written or oral, involving SRB or BRI; and that both SRB and BRI has full right and authority to enter into this Agreement and complete the transactions contemplated by such Agreement at all times. SRB also represents and warrants to Consultant that it or its affiliate is the owner of all of SRB’s Proprietary Information or SRB’s Inventions that may be utilized under or pursuant to this Agreement.

6.                                      INDEMNIFICATION.

6.1                                 Indemnification by SRB. SRB will indemnify and hold harmless Consultant, its officers, directors, employees, sublicensees, customers and agents from any and all claims, losses, liabilities, damages, expenses and costs (including attorneys’ fees and court costs) which result from a breach or alleged breach of (i) any representation or warranty of SRB set forth in Section 5 or (ii) any covenant of SRB under this Agreement (collectively, a “Claim”), provided that Consultant gives SRB written notice of any such Claim and SRB has the right to participate in the defense of any such Claim at its expense.  From the date of written notice from Consultant to SRB of any such Claim, Consultant shall have the right to terminate any activities it is engaged in relating to this Agreement.

6.2                                 Indemnification by Consultant. Consultant will indemnify and hold harmless SRB and BRI, their officers, directors, employees, sublicensees, customers and agents from any and all claims, losses, liabilities, damages, expenses and costs (including attorneys’ fees and court costs) which result from a breach or alleged breach of (i) any representation or warranty of Consultant set forth in Section 5 or (ii) any covenant of Consultant under this Agreement (collectively, a “Loss”), provided that either SRB or BRI, as applicable, gives Consultant written notice of any such Loss and Consultant has the right to participate in the defense of any such Loss at its expense.  From the date of written notice from SRB or BRI, as applicable, to Consultant of any such Loss, SRB or BRI, as applicable, shall have the right to terminate any activities it is engaged in relating to this Agreement.

7.                                      TERMINATION.

7.1                                 Term.  Unless earlier terminated by a party hereto, the parties agree that the term of this Agreement shall commence on the date first written above and continue for a period of five years and shall continue thereafter on a year-to-year basis unless terminated upon notice by any party hereto to the other Parties within sixty (60) days of the expiration of any term (the “Term”).

7.2                                 Termination; Effect of Termination.   Each party hereto shall have the right to terminate this Agreement with Cause (as defined below) upon not less than sixty days’ prior notice to the other parties;

provided, however, that the obligations to pay any accrued Consulting Fee or any accrued BRI Payment shall continue after expiration or termination of this Agreement.  For purposes of this Section 7.2, “Cause” shall be defined as follows: (i) a material breach of any provision in this Agreement by the other party, (ii) a party is or could reasonably be materially and adversely harmed as a result of a legal or regulatory proceeding, (iii) Consultant has not diligently or in good faith performed its Services in accordance with the terms of this Agreement subject to a thirty (30) day cure period after notice thereof, or (iv) a party hereto becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets or avails itself of, or becomes subject to, any proceeding under any bankruptcy laws relating to insolvency or the protection of rights of creditors. Each party hereto agrees to inform the other parties hereto immediately of any legal or regulatory proceeding brought to such party’s attention or knowledge that is or could reasonably be expected to have a material adverse effect on such party’s business or prospects.  Any transaction in the Covered Territories with a contact set forth on the Approved Target List referred to SRB or BRI consummating during the twelve (12) month period following termination or expiration of this Agreement shall be deemed to be covered by the terms of this Agreement.

7.3                                 Noninterference with Business.  During and for a period of two (2) years immediately following termination of this Agreement by a party, Consultant agrees not to solicit or induce any employee or independent contractor to terminate or breach an employment, contractual or other relationship with SRB, BRI or any customer, client or strategic partner to terminate its contractual or other relationship with SRB or BRI.

7.4                                 Return of SRB Property.  Upon termination of the Agreement or earlier as requested by SRB, Consultant will deliver to SRB any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Work Product, Third Party Information or Proprietary Information of SRB.

8.                                      GENERAL PROVISIONS.

8.1                                 Governing Law.  This Agreement will be governed and construed in accordance with the laws of the State of Texas, without regard to the choice of law principles applied in the courts of such state.  Consultant hereby expressly consents to the exclusive personal jurisdiction of the state and federal courts located in Harris County, Texas for any lawsuit filed there against Consultant by SRB or BRI arising from or related to this Agreement.

8.2                                 Severability.  In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

8.3                                 No Assignment.  This Agreement may not be assigned by Consultant without SRB’s consent, and any such attempted assignment shall be void and of no effect.

8.4                                 Notices.  All notices, requests and other communications under this Agreement must be in writing, and must be mailed by registered or certified mail, postage prepaid and return receipt requested, or delivered by hand to the party to whom such notice is required or permitted to be given.  If mailed, any such notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark.  If delivered by hand, any such notice will be considered to have been given when received by the party to whom notice is given, as evidenced by written and dated receipt of the receiving party.  The mailing address for notice to either party will be the address shown on the signature page to this Agreement.  Either party may change its mailing address by notice as provided by this section.

8.5                                 Legal Fees.  If any dispute arises between the parties with respect to the matters covered by this Agreement which leads to a proceeding to resolve such dispute, the prevailing party in such proceeding shall be entitled to receive its reasonable attorneys’ fees, expert witness fees and out-of-pocket costs incurred in connection with such proceeding, in addition to any other relief it may be awarded.

8.6                                 Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, may be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the reward rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The prevailing party will be entitled to receive from the non-prevailing party all costs, damages and expenses, including reasonable attorney’s fees, incurred by the prevailing party in connection with that action or proceeding whether or not the controversy is reduced to judgment or award.  The prevailing party will be that party who may be fairly said by the arbitrator(s) to have prevailed on the major disputed issues.

8.7                                 Injunctive Relief.  A breach of any of the promises or agreements contained in this Agreement may result in irreparable and continuing damage to SRB or BRI for which there may be no adequate remedy at law, and SRB or BRI is therefore entitled to seek injunctive relief as well as such other and further relief as may be appropriate.

8.8                                 Survival.  The following provisions shall survive termination of this Agreement:  Section 4, Section 5, Section 6, Sections 7.2 and 7.3 and Section 8.

8.9                                 Waiver.  No waiver by SRB or BRI of any breach of this Agreement shall be a waiver of any preceding or succeeding breach.  No waiver by SRB or BRI of any right under this Agreement shall be construed as a waiver of any other right.  Neither SRB nor BRI shall be required to give notice to enforce strict adherence to all terms of this Agreement.

8.10                           Entire Agreement.  This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions among the parties hereto.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.  The terms of this Agreement will govern all Services undertaken by Consultant for SRB.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

BURZYNSKI RESEARCH INSTITUTE, INC.

By:
Name:
Its:
Address:

CONSULTANT

WORLDWIDE MEDICAL CONSULTANTS, INC.

By:
Name:
Its:
Address:

CARIGEN, LTD

By:
Name:
Its:
Address:

EXHIBIT A

SERVICES

Consultant shall provide the following Services during the Term:

•                  Identify and introduce potential sources for whom SRB Centers may be built in the Covered Territories.

•                  Identify and introduce potential partners/investors who will provide the funding sources for these SRB Centers.

•                  Identify and introduce third parties who will license the SRB IP in the Covered Territories.

•                  Furnish advice and recommendations to SRB regarding such sources, partners, investors and third parties.

•                  Assist with the review of materials prepared in connection with any SRB Centers, licensing transactions or other related business activities.

•                  Consult with local decision makers on feasibility studies relating to any proposed SRB Center.

•                  Utilize existing networks of physicians, health care practitioners and other health care or health-related groups to promote activities relating to the business of SRB.

•                  Assist SRB with respect to the consummation of any potential transactions introduced by Consultant in connection with this Agreement.

•                  Prepare periodic written and verbal reports concerning Consultant’s activities and recommendations as reasonably requested by SRB.

Consultant shall at all times be an independent contractor and nothing in this Agreement shall be construed to constitute Consultant an agent of SRB or BRI. Consultant shall have no right to conclude contracts on behalf of SRB or BRI, or to make public statements (to the press or otherwise) regarding any of the activities performed on behalf of SRB. The management, policies and operations of SRB (including the ultimate approval of the SRB Centers, investments and the licensing arrangements, as well as the terms and conditions thereof) shall be the responsibility of SRB.

EXHIBIT B

Warrant Agreement

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH APPLICABLE LAW.

WARRANT TO PURCHASE STOCK

Corporation:	Burzynski Research Institute, Inc.
Warrant Number	BRI - [ ]
Number of Shares:	1,000,000
Class of Stock:	Common Stock
Initial Exercise Price:	$.10 per share
Issue Date:	, 2012
Expiration Date:	10 years after the Issue Date

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, Medical Development Management, Inc., (“Holder”) is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the “Shares”) of the corporation (the “Company”) at the initial exercise price per Share (the “Warrant Price”) all as set forth above and as adjusted pursuant to Section 1.3 of this warrant, subject to the provisions and upon the terms and conditions set forth in this warrant.

1.                                                                                                   EXERCISE.

(a)                                  Method of Exercise.  (a) Holder may exercise this warrant by delivering this warrant and a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company.  Holder shall also deliver to the Company a check for the aggregate Warrant Price for the Shares being purchased, together with such additional documents as the Company may then reasonably require.

(b)  Cashless Exercise.  This Warrant may also be exercised by means of a “cashless exercise” in which the Holder shall be entitled to receive a certificate for the number of Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = the Net Exercise Price (as hereinafter defined) on the trading day immediately preceding the date of such election;

(B) =  the Exercise Price of this Warrant, as adjusted; and

(X) = the number of Warrant Shares issuable upon exercise of this Warrant in accordance with the terms of this Warrant by means of a cash exercise rather than a cashless exercise.

“Net Exercise Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a nationally recognized trading market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time); (b)  if the Common stock is listed on the OTC Bulletin Board (or other similar over the counter quotation market), the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “ OTC Pink Market” published by OTC Markets (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by the Board of Directors of the Company (excluding any interested members).

(b)                                 Delivery of Certificate and New Warrant.  Promptly after Holder exercises this warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this warrant has not been fully exercised and has not expired, a new warrant representing the Shares not so acquired.

(c)                                  Replacement of Warrants; Effect of Stock Split, Corporate Transactions, Etc.  On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this warrant, the Company at its expense shall execute and deliver, in lieu of this warrant, a new warrant of like tenor.  If the Company, by stock dividend, split, reverse split, reclassification of shares, or otherwise, changes as a whole the outstanding Shares into a different number or class of shares, then:  (1) the number and class of shares so changed shall, for the purposes of this warrant, replace the shares outstanding immediately prior to the change; and (2) the Warrant Price and the number of shares purchasable upon exercise of this warrant, immediately prior to the date upon which the change becomes effective, shall be proportionately adjusted (the price to the nearest cent).  The determination of the board of directors of the Company as to the appropriate adjustments, if any, shall be final and binding on all holders of this warrant.  If the Company consolidates with or merges into another corporation, the holder of this warrant shall thereafter be entitled on exercise to purchase with respect to each of the Shares purchasable hereunder immediately before the consolidation or merger becomes effective, the securities or other consideration to which a holder of the Shares is entitled in the consolidation or merger without any change in or payment in addition to the Warrant Price in effect immediately prior to the merger or consolidation.  The Company shall take any necessary steps in connection with a consolidation or merger to assure that all provisions of this warrant shall thereafter be applicable, as nearly as reasonably may be, to any securities or other consideration so deliverable on exercise of this warrant.

2.                                                                                                   REPRESENTATIONS AND COVENANTS OF THE COMPANY.

(a)                                  Representations and Warranties.  The Company hereby represents and warrants to the Holder as follows:

(1)                                  All Shares which may be issued upon the exercise of the purchase right represented by this warrant shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

(b)                                 This warrant constitutes a legally binding obligation of the Company, enforceable against the Company in accordance with the terms hereof, except to the extent (i) such enforceability is limited by (A) bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and (B) general principles of equity, or (ii) that the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

3.                                                                                                   MISCELLANEOUS.

(a)                                  Term.  This warrant is exercisable in whole or in part, at any time and from time to time on or before the Expiration Date set forth above.

(b)                                 Legends.  This warrant and the Shares shall be imprinted with a legend in substantially the following form:

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAW OF ANY STATE.  SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS, OR DELIVERY TO BURZYNSKI RESEARCH INSTITUTE,,INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

(c)                                  Compliance with Securities Laws on Transfer.  This warrant and the Shares issuable upon exercise of this warrant may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee.

(d)                                 Transfer Procedure.  Subject to the provisions of Section (c), Holder may transfer all or part of this warrant or the Shares issuable upon exercise of this warrant by giving the Company notice of the portion of the warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable); provided, however, that Holder may transfer all or part of this warrant to its affiliates, including, without limitation, Holder’s parent company, at any time so long as notice is provided to the Company.  The terms and conditions of this warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective permitted successors and assigns.

(e)                                  Notices.  All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally, mailed by first-class registered or certified mail, postage prepaid, or electronic mail, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time.

(f)                                    Waiver.  This warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

(g)                                 Attorneys’ Fees.  In the event of any dispute between the parties concerning the terms and provisions of this warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

(h)                                 Governing Law.  This warrant shall be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to its principles regarding conflicts of law.

Burzynski Research Institute, Inc.

By:
Name:
Title :

APPENDIX I

NOTICE OF EXERCISE

1.                                       (a)                                  The undersigned hereby elects to purchase                                              shares of the Common Stock of Burzynski Research Institute, Inc. pursuant to the terms of the attached warrant, and tenders herewith payment of the purchase price of such shares in full.

Or

(b)                                 The undersigned hereby elects to purchase                                              shares of the Common Stock of Burzynski Research Institute, Inc. pursuant to the terms of the attached warrant, and tenders herewith payment of                          shares of Common Stock in accordance with the “cashless exercise” provisions of the attached warrant.

2.                                       Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

Or Registered Assignee

3.                                       The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

or Registered Assignee

(Signature)

(Date)